                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO

               AGREEMENT AND PLAN OF ACQUISITION AND ARRANGEMENT



     This First Amendment to Agreement and Plan of Acquisition and Arrangement, dated as of October 13, 1999 (the "Amendment"), is entered into by and between InfoSpace.com, Inc., a Delaware corporation ("Parent") and INEX Corporation, an Ontario company (the "Company").

     Witnesseth:

     Whereas Parent and the Company have entered into the Agreement and Plan of Acquisition and Arrangement, dated as of August 13, 1999 (the "Agreement"), providing for Parent to acquire control of the Company through a statutory arrangement involving the exchange of all of the issued and outstanding shares of the Company for shares in Parent or an indirect wholly owned subsidiary of Parent (the "Acquisition Sub") upon the terms and conditions set forth therein (the "Arrangement"); and

     Whereas, in connection with approval of the Plan of Arrangement, certain claims have been made by and on behalf of Sasswood Holdings Limited ("Sasswood") and filed with the Ontario Superior Court of Justice (Court file No. 99-CV-176897) in a Statement of Claim (the "Sasswood Claims"), and the parties hereto wish to provide for certain contingencies related to the Sasswood Claims.

                                   AGREEMENT

     The parties, intending to be legally bound, agree to amend the Agreement as follows:

     1. Definitions. For purposes of this Amendment, capitalized terms and not otherwise defined here in shall have the meanings specified or ascribed to them in the Agreement.

     2. Amendment of Section 9.1(f). Section 9.1(f) of the Agreement is hereby amended in its entirety to read as follows:

          "(f) by either Parent or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 15, 1999, or such later date as the parties may agree upon."

     3. Amendment of Article 10. Article 10 of the Agreement is hereby amended in its entirety to read as follows:
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                                      -2-


     "10.  Escrow Funds

          10.1  Escrow Shares
                -------------

                (a) General Escrow. As soon as practicable after the Effective Time, (i) 5% of the Exchangeable Shares and (ii) 5% of the Parent Common Shares issuable to (a) the holders of Preferred Shares and (b) the holders of Common Shares who elect to receive Parent Common Shares at the Effective Time in lieu of Exchangeable Shares, pursuant to the Plan of Arrangement (collectively the "General Escrow Shares") shall be registered in the name of, and be deposited with Montreal Trust Company of Canada (or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the "Escrow Agent"), such deposit to constitute the General Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as
Exhibit 10.1 (the "Escrow Agreement"). The General Escrow Fund (but only up to a maximum of the value of the General Escrow Shares) shall be available to compensate Parent or a Subsidiary of Parent, including the Company, for any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense, reasonable legal fees and indemnification of directors and officers) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                     (i) any Breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Letter; or

                     (ii) any Breach by the Company of any covenant or obligation of the Company in this Agreement that is not waived on or prior to Closing.

     Such Damages described in this Section 10.1(a) are referred to herein as "General Damages."

                (b) Sasswood Escrow. As soon as practicable after the Effective Time, an additional (i) 15% of the Exchangeable Shares, and (ii) 15% of the Parent Common Shares issuable to (a) the holders of Preferred Shares and (b) the holders of Common Shares who elect to receive Parent Common Shares at the Effective Time in lieu of Exchangeable Shares, pursuant to the Plan of Arrangement (collectively the "Sasswood Escrow Shares" and together with the General Escrow Shares, the "Escrow Shares") shall be registered in the name of and be deposited with the Escrow Agent, such deposit to constitute the Sasswood Escrow Fund (together with the General Escrow Fund, the "Escrow Funds" and each separately, an "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement. The Sasswood Escrow Fund shall be available to compensate Parent or a subsidiary of Parent, including the Company, for Damages arising, directly or indirectly, from or in connection with the settlement, disposition or other satisfaction of any Proceeding arising out of the Sasswood Claims (the "Sasswood Damages"). "Sasswood Damages" shall include any Damages or any other amount incurred or paid by Parent or a Subsidiary of Parent, including the Company, to acquire, eliminate or terminate by means of any form of corporate action or reorganization whatsoever or otherwise (and all expenses incurred in connection therewith) all shares or rights to acquire shares in the Company that Sasswood Holdings Limited is declared to have or is granted or otherwise acquires pursuant to a court order in any Proceeding arising out of the Sasswood Claims (the "Sasswood Proprietary Remedies").

                (c) Mitigation. Parent and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any General Damages or Sasswood Damages they may suffer. Any claim for indemnification for General Damages or Sasswood Damages hereunder shall be offset or reduced by (i) any tax benefit received by Parent or its affiliates as a result of such damages and
(ii) in the case of third-party claims, by any amount actually recovered by Parent or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third-party claims.

     Parent and Company each acknowledge that the General Damages and Sasswood Damages, if any, would relate to unresolved contingencies existing at the Closing which, if resolved at the Closing, would have led to a reduction in the total number of Acquisition Shares Parent would have agreed to issue in connection with the Contemplated Transactions. Resort to the Escrow Funds shall be the exclusive remedy of Parent after the Closing for any such General Damages or Sasswood Damages.

          10.2  Damage Threshold for General Escrow Fund
                ----------------------------------------

     Notwithstanding the foregoing, Parent may not receive any shares from the General Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.4(a) below) identifying General Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section 10.4(a) below and such amount is determined pursuant to this
Article 10 to be payable, in which case Parent shall receive shares equal in value to the full amount of such General Damages; provided, however, that in no event shall Parent receive more than the General Escrow Shares in connection with General Damages.

          10.3  Escrow Periods
                --------------

                (a) General Escrow. The General Escrow Period shall terminate with respect to the General Escrow Shares upon the earlier to occur of: (i) the first anniversary of the Closing Date, or (ii) the issuance of Parent's audited financial statements for the year ending December 31, 1999, which include the results of the Company; provided, however, that a portion of the General Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Company Agent (as defined in Section 10.7 below) and the subsequent arbitration of the matter in the manner provided in Section 10.6 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the General Escrow Period with respect to the facts and circumstances existing prior to expiration of the General Escrow Period, shall remain in the General Escrow Fund until such claims have been resolved.

                (b) Sasswood Escrow. The Sasswood Escrow Period shall terminate with respect to the Sasswood Escrow Shares thirty (30) days following the full and final settlement or disposition of any Proceedings against the Company (or Parent or a Subsidiary of the Parent) in connection with the Sasswood Claims; provided, however, that the Sasswood Claims shall be deemed to remain unsatisfied (and the Sasswood Escrow Period shall not terminate) so long as any Sasswood Proprietary Remedies have not been acquired by Parent, a Subsidiary of Parent or the Company or have not been otherwise eliminated or terminated.

                (c) Any and all distributions of Escrow Shares upon termination of the General Escrow Period or Sasswood Escrow Period shall be made to the Company shareholders on a pro rata basis according to such shareholder's ownership of Shares at the Closing Date. Such delivery will be in the form of stock certificate(s) representing such Shares.

          10.4  Claims upon Escrow Funds
                ------------------------

                (a) General Escrow. Upon receipt by the Escrow Agent on or before the last day of the General Escrow Period of a certificate signed by the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel of Parent (an "Officer's Certificate"):

                     (i) stating that General Damages exist in an aggregate amount greater than $100,000, and

                     (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related (if applicable), the Escrow Agent shall, subject to the provisions of Article 10 hereof, deliver to Parent or as Parent directs out of the General Escrow Fund, as promptly as practicable, Exchangeable Shares or Parent Common Shares, the value of which is equal to the amount of the General Damages.

                (b) Sasswood Escrow. Upon receipt by the Escrow Agent of an Officer's Certificate:

                     (i) stating that Sasswood Damages exist by virtue of the settlement, disposition or other satisfaction of the Sasswood Claims, and

                     (ii) specifying in reasonable detail the individual items of such Sasswood Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the Escrow Agent shall, subject to the provisions of Article 10 hereof, deliver to Parent or as Parent directs out of the Sasswood Escrow Fund, as promptly as practicable, Exchangeable Shares or Parent Common Shares, the value of which is equal to the amount of the Sasswood Damages.

                (c) For the purpose of compensating Parent for its General Damages or Sasswood Damages pursuant to this Agreement, the Exchangeable Shares or Parent Common Shares in the Escrow Funds shall be valued at a price per share equal to the closing price of one Parent Common Share on the date immediately prior to the Closing Date (as adjusted for stock splits, reverse stock splits and similar events).
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                                      -5-

          10.5  Objections to Claims
                --------------------

     At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Company Agent (defined in Section 10.7 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 10.4 hereof unless the Escrow Agent shall have received written authorization from the Company Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in accordance with Section 10.4 hereof, provided that no such payment or delivery may be made if the Company Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

          10.6  Resolution of Conflicts; Arbitration
                ------------------------------------

                (a) In case the Company Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days to respond in a written statement to the objection of the Company Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Company Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Company Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Funds in accordance with the terms thereof.

                (b) If no such agreement can be reached after good faith negotiation, either Parent or the Company Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Company Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith.

                (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in King County, Washington under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 10.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party unless the arbitrators award Parent more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company shareholders for whom the Escrow Shares otherwise issuable to them have been deposited in the Escrow Funds shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          10.7  Company Agent
                -------------

                (a) Laurence Gutcher shall be constituted and appointed as agent ("Company Agent") for and on behalf of the Company shareholders to give and receive notices and communications, to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Company Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Funds from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Company Agent. Notices or communications to or from the Company Agent shall constitute notice to or from each of the Company's shareholders.

                (b) The Company Agent shall not be liable for any act done or omitted hereunder as the Company Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shareholders shall severally indemnify the Company Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                (c) The Company Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company's and Acquisition Sub's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Company Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          10.8  Actions of the Company Agent
                ----------------------------

     A decision, act, consent or instruction of the Company Agent shall constitute a decision of all Company shareholders for whom Escrow Shares otherwise issuable to them are deposited in the Escrow Funds and shall be final, binding and conclusive upon each such Company shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Company Agent as being the decision, act, consent or instruction of each and every such Company shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.

          10.9  Third-Party Claims
                ------------------

     In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against an Escrow Fund, Parent shall notify the Company Agent of such claim, and the Company Agent and the Company shareholders for whom Escrow Shares otherwise issuable to them are deposited in the Escrow Funds shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not affect the settlement of any such claim without the consent of the Company Agent, which consent shall not be unreasonably withheld. In the event that the Company Agent has consented to any such settlement, the Company Agent shall have no power or authority to object under Section 10.5 or any other provision of this Article X to the amount of any claim by Parent against the Escrow Funds for indemnity with respect to such settlement."

     4.  General Provisions

     The general provisions of Article XI of the Agreement are hereby incorporated into and made a part of this Amendment, except that Section 11.8 is hereby amended to read as follows.

       "11.8  Entire Agreement and Modification.
              ---------------------------------

     This Agreement, as amended by the First Amendment to Agreement and Plan of Acquisition and Arrangement, dated as of October 13, 1999, by and between the parties hereto, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement, as amended by the First Amendment, may not be further amended except by a written agreement executed by the party to be charged with the amendment."

     5. No Further Amendments. Except as expressly amended as set forth above and as may be necessary to amend the Escrow Agreement attached to the Agreement as Exhibit 10.1 to give effect to this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

     6. Shareholder Approval. Subject to any directions given by the Court in approving the Plan of Arrangement or in connection therewith, as soon as practicable following the execution of this Amendment, the Company shall (i) call a special meeting of its shareholders for the purpose of seeking approval of this Amendment or (ii) circulate a shareholder consent for purposes of approving the this Amendment.


     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.


                                    PARENT

                                    By:    /s/  Ellen B. Alben
                                           -------------------
                                    Name:  Ellen B. Alben
                                    Title: Senior Vice President, Legal and
                                           Business Affairs



                                    COMPANY

                                    By:    /s/  Omaya Elguindi
                                           -------------------
                                    Name:  Omaya Elguindi
                                    Title: Chairman